JSC Globotek Signs Binding Letter of Intent for a Reverse Merger With Caribbean Villa Catering Corp.

New York, NY – June 15, 2009 - JSC Globotek (“Globotek”), a Russian joint stock company in the energy reclamation business, announced today that it has signed a binding letter of intent (LOI) which contemplates a reverse merger with Caribbean Villa Catering Corp.  (OTCBB: CVCC), a Nevada corporation. Globotek has recently engaged Russian Retail Services, LLC’s US-based division, Strategic Capitalization Group, to manage and oversee the process of going public in the United States and to assist Globotek with the expansion of their global enterprise.

Under the terms of the LOI, Caribbean Villa Catering Corp. (OTCBB: CVCC) would acquire all of the outstanding shares of common stock of Globotek in exchange for shares of Caribbean Villa Catering Corp. (OTCBB: CVCC) pursuant to the contemplated merger /exchange agreement. Following the closing of the anticipated merger/exchange, Globotek would emerge as the surviving company with a name and ticker symbol change to follow.

The merger/exchange is subject to a number of conditions, including the execution of  a definitive merger/exchange agreement, stockholder approval, the completion of financing arrangements between the two parties, and further due diligence.

Commenting on the potential merger/exchange, Dmitry Lukin, the CEO of Globotek, stated: "After significantly growing our Russia based business over the past few years, I strongly believe that the next logical step in our corporate development is having our stock quoted for sale in a public market in the United States.  The greater access to capital and overall visibility afforded by operating as a publicly-traded organization should play an instrumental role in our ability to expand both through acquisition and the organic growth of our existing business."

Mr. Lukin concluded, "With the guidance of Strategic Capitalization Group, and our initial independent due diligence review we believe that a reverse merger with Caribbean Villa Catering Corp. (OTCBB: CVCC) represents a solid opportunity to take Globotek to an international level. I look forward to updating our stockholders on our progress with regard to pursuing this agreement in the very near future."

About JSC Globotek

Globotek is the developer and owner of a unique technology for the processing of Associated Petroleum Gas (APG) or Natural Casing Head Gas (NCHG) that is carried out at the drilling field by a Modular Mobile Structure. Globotek’s process involves the use of block-modular mobile complexes that each contains mini gas processing units.  Globotek presently supplies only the Russian market but its product can be utilized wherever APG is flared.  The amount of flared gas in Russia alone is equivalent to fifty million tons of oil per year and the flaring has far reaching effects on the environment, public health and the economy.

About Strategic Capitalization Group

Strategic Capitalization Group, a New York based entity operating as a division of Russian Retail Services LLC., is in the business of bringing prominent and profitable Russian private companies public in the United States via reverse merger.  They provide each of their Russian entity clients with comprehensive advisory services that include identifying an appropriate public vehicle, bringing on securities counsel and independent auditors, assisting in securing lines of credit as needed, hiring professionals as required, as well as other valuable services.  For further information about Strategic Capitalization Group, you may visit www.worldscg.com.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law. There is no assurance that a definitive agreement will be completed.

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